PROMISSORY NOTE

$1,775,000.00	New York, New York
March 21, 2014

This Promissory Note (this “Note”) is made and executed as of the date set forth above by AMERICAN REALITY CAPITAL HOSPITALITY OPERATING PARTNERSHIP L.P., a Delaware limited partnership (the “Borrower”) for the benefit of CRESTLINE HOTELS & RESORTS, LLC., a Delaware limited liability company (“Lender”). For value received, Borrower promises and agrees to pay to the order of Lender, at 3950 University Drive, Suite 301, Fairfax, Virginia 22030, or at such other place as Lender may designate in writing, the principal sum of One Million Seven Hundred and Seventy-Five Thousand Dollars ($1,775,000), together with interest thereon from the date hereof, until paid in full, at the rate of Four and One Half percent (4.5%) per annum.

Borrower shall pay accrued interest on the outstanding principal balance of this Note on a quarterly basis commencing on the first calendar quarter after the date hereof (i.e., July 1, 2014), and continuing on the first day of each calendar quarter thereafter. The entire unpaid principal balance of this Note, together with any and all accrued interest accrued thereon, shall be due and payable on March 21, 2019 (the “Maturity Date”).

Prepayment of this Note in whole or part may occur at any time after the date hereof without penalty, provided that Borrower shall give Lender not less than three (3) days’ of prior written notice of the date on which Borrower intents to prepay all or any portion of this Note. Any partial prepayment of this Note in accordance with the terms hereof shall not operate to postpone or suspend the obligation to make, and shall not have the effect of altering the time for, payment of the remaining balance of this Note as provided herein, unless and until this Note is paid in full. All payments received hereunder shall be applied, first, to any costs or expenses incurred by Lender in connection with collecting any payment due hereunder after an Event of Default (hereinafter defined); second, to the interest accrued hereunder; and third, to the reduction of the principal amount of this Note.

In order to induce Lender to enter into this Note, Borrower represents and warrants to Lender that (a) Borrower (i) is duly organized and subsisting under the laws of the State of Delaware, (ii) has the power and authority and the legal right to own and operate its property, and to conduct the business in which it is currently engaged, and (iii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a material adverse effect, is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business require such qualification, (b) Borrower has the authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents, (c) the execution, delivery and performance of this Note and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, article of incorporation, bylaw, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which purports to be binding on Borrower or its assets and will not result in the creation or imposition of a lien on any of its assets, and (d) there is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of its assets which, if adversely determined, would have a material adverse effect on the financial condition of Borrower or the operation of its business.

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An event of default will occur if any of the following events occurs (each such event is referred to herein as an “Event of Default”): (a) Failure to pay any principal or interest hereunder within ten (10) days after the Maturity Date, (b) Any representation or warranty made by Borrower in this Note, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made, (c) Default by Borrower in the observance or performance of any other covenant or agreement contained in this Note, other than a default constituting a separate and distinct Event of Default under this paragraph, (d) Filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing, or (e) Filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

Upon the occurrence and during the continuance of an Event of Default, Lender may declare the entire unpaid principal balance of this Note, together with accrued interest thereon, to be immediately due and payable without presentment, demand, protest, or other notice of any kind. To the extent permitted by law, Borrower waives any rights to presentment, demand, protest, or notice of any kind in connection with this Note. No failure or delay on the part of Lender in exercising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. Borrower agrees to pay all costs of collection incurred by reason of an Event of Default, including court costs and reasonable attorney's fees.

Any notice, demand, request or other communication required to be given hereunder shall be deemed effectively given if (a) delivered by hand (against a signed receipt), (b) sent by registered or certified mail (return receipt requested), or (c) sent by a nationally-recognized overnight courier (with verification of delivery), and addressed in each case as follows:

Lender:	Crestline Hotels & Resorts, LLC.
3950 University Drive, Suite 301
Fairfax, Virginia 22030
Attn: General Counsel

Borrower:	American Realty Capital Hospitality Operating Partnership, L.P.
405 Park Avenue, 12th Floor
New York, NY 10022
Attn: Jesse C. Galloway

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Borrower hereof waives presentment for payment, protest, demand, notice of protest, notice of dishonor, and notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by Lender without in any way affecting its liability hereunder.

In the event any payment under this Note is not made at the time and in the manner required, Borrower agrees to pay any and all costs and expenses which may be incurred by Lender hereof in connection with the enforcement of any of its rights under this Note or under any such other instrument, including court costs and reasonable attorneys' fees.

This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York.

BORROWER:

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	American Realty Capital Hospitality Trust, Inc.,
its general partner

By:	/s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory

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